UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2021

ANI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Main Street West Baudette, Minnesota	56623
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (218) 634-3500

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock	ANIP	Nasdaq Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2021, Robert Schrepfer, Senior Vice President, Business Development and Specialty Sales at ANI Pharmaceuticals, Inc. (the “Company”), notified the Company that he is resigning. In connection with his resignation, the Company and Mr. Schrepfer entered into a Transition Services and Separation Agreement (the “Agreement”) which provides that Mr. Schrepfer’s employment will terminate on the earlier of the date the Company terminates his employment with or without good cause or March 19, 2021. Until his departure, Mr. Schrepfer will provide transition services to fully support any transition and integration plans with respect to the Company and its employees.

Mr. Schrepfer will continue to receive his base salary based on his current annual rate during the transition period and will remain eligible to participate in the employee benefits offered by the Company. In addition, in consideration for releases of claims and subject to the terms of the Agreement, Mr. Schrepfer will be entitled to receive an annual bonus for 2020 of $288,780 and accelerated vesting of his outstanding stock awards that would have vested had he remained with the Company through April 10, 2021. The Agreement also contains customary restrictive covenants. A copy of the Transition Agreement is attached as Exhibit 10.1 and is incorporated into this Item 5.02 by reference. The foregoing summary of the Agreement is qualified in its entirety by reference thereto.

Item 7.01. Regulation FD Disclosure.

On February 17, 2021, the Company announced the addition of three key pharmaceutical executives to its senior leadership team: Christopher K. Mutz, Chief Commercial Officer and Head of Rare Diseases; Ori Gutwerg, Senior Vice President of Generics; and Davinder Singh, General Manager, Canadian Operations.

Chris Mutz brings deep experience in the successful commercialization of rare disease therapies, spending more than eight years with Alexion Pharmaceuticals (Nasdaq: ALXN). Most recently, as Vice President of the U.S. Neurology Business Unit, he was responsible for building and leading the successful launch of Soliris (eculizumab) for gMG and NMOSD in the United States. At Alexion, he also served as Vice President, U.S. Metabolic Business Unit and National Sales Director, U.S. Metabolic Business Unit. Prior to joining Alexion in 2011, Mr. Mutz served in commercial roles of increasing responsibility over the course of 11 years at Merck and Co. Mr. Mutz obtained his BA in Biology from the University of Virginia and his MBA from the Johnson Graduate School of Management at Cornell University.

Ori Gutwerg is a seasoned leader with more than 17 years of experience building and driving growth in pharmaceutical companies. Most recently, Mr. Gutwerg served as Vice President, Head of U.S. Generics Rx at Taro Pharmaceuticals, overseeing a portfolio of nearly 300 generic and branded products. In that role, he drove double-digit top- and bottom-line growth, improved working capital through cost savings and efficiencies, rationalized the R&D pipeline and negotiated numerous business development deals to accelerate growth. Prior to joining Taro, he held positions with Xiromed US, Perrigo Pharmaceuticals, and Agis Group. Throughout his career, he has managed sales teams, built a commercial operations team, led M&A due diligence activities, and negotiated new business development and joint venture agreements. Mr. Gutwerg has a BS in Communications and Economics from The College of Management and an MBA from Tel Aviv University.

Davinder Singh is a results-oriented business leader with more than 30 years of experience managing multiple sites within the pharmaceuticals, nutraceuticals, cosmetics and food industries. He has significant expertise across various dosage forms, including solids, semi-solids, liquids and APIs. Mr. Singh has held management positions at several multinational pharmaceutical companies, most recently at Eurofins CDMO Alphora, where he was responsible for five sites. Prior to that, Mr. Singh held positions at Valeant Pharmaceuticals, Apotex, and Scientific Fisher/Patheon. His experience and expertise include business expansion strategy, integration, acquisitions, change management, new drug submissions, building and expanding plants and laboratories, consolidations, manufacturing, logistics, engineering, quality, safety, and information technology security. Mr. Singh has a BA in Economics and English from Punjab University, a B.Sc from York University and an MBA from University of Guelph.

The Company also announced the departure of Mr. Schrepfer as described in Item 5.02 above.

The press release announcing these management transitions above is furnished as Exhibit 99.1 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description

10.1	Transition and Separation Agreement dated February 11, 2021 between ANI Pharmaceuticals, Inc. and Robert Schrepfer.

99.1	Press Release dated February 17, 2021.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ANI PHARMACEUTICALS, INC.

By:	/s/ Stephen P. Carey
Stephen P. Carey
Vice President Finance, and Chief Financial Officer

Dated: February 17, 2021